SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                          SCHEDULE 13G
                         (RULE 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
   TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                   PURSUANT TO RULE 13d-2(b)
                       (Amendment No. 5)*

                 FINANCIAL FEDERAL CORPORATION
                        (Name of Issuer)

                          COMMON STOCK
                 (Title of Class of Securities)

                            317492106
                         (CUSIP Number)

                          APRIL 30, 1999
    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [ ] Rule 13d-1(b)
                        [X] Rule 13d-1(c)
                        [ ] Rule 13d-1(d)
_______________


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       Page 1 of 8 Pages

                          SCHEDULE 13G


CUSIP No. 317492106                   PAGE 2 OF 8 PAGES



1            NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                            Clarence Y. Palitz, Jr.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
             (a) []
             (b) []

3            SEC USE ONLY

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America

NUMBER       5     SOLE VOTING POWER         202,500
OF SHARES

BENEFICIALLY 6     SHARED VOTING POWER       416,922
OWNED
BY

EACH         7     SOLE DISPOSITIVE POWER    202,500
REPORTING

PERSON WITH  8     SHARED DISPOSITIVE POWER  416,922


9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                   619,422

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                    []

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    4.1%

12           TYPE OF REPORTING PERSON*
                                   IN









             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13G


CUSIP No. 317492106                      PAGE 3 OF 8 PAGES



1            NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                   CYP, INC.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
             (a) []
             (b) []

3            SEC USE ONLY

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Wyoming

NUMBER       5     SOLE VOTING POWER               0
OF SHARES

BENEFICIALLY 6     SHARED VOTING POWER       358,318
OWNED
BY

EACH         7     SOLE DISPOSITIVE POWER          0
REPORTING

PERSON WITH  8     SHARED DISPOSITIVE POWER  358,318


9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                   358,318

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                    []

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     2.4%

12           TYPE OF REPORTING PERSON*
                                   CO









             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13G


CUSIP No. 317492106                      PAGE 4 OF 8 PAGES



1            NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                   CYP TWO, INC.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
             (a) []
             (b) []

3            SEC USE ONLY

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Wyoming

NUMBER       5     SOLE VOTING POWER               0
OF SHARES

BENEFICIALLY 6     SHARED VOTING POWER         2,719
OWNED
BY

EACH         7     SOLE DISPOSITIVE POWER          0
REPORTING

PERSON WITH  8     SHARED DISPOSITIVE POWER    2,719


9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                    2,719

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                    []

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                 Less than 1%

12           TYPE OF REPORTING PERSON*
                                   CO









             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                          SCHEDULE 13G


CUSIP No. 317492106                      PAGE 5 OF 8 PAGES



1            NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             C.M.S. FAMILY ASSOCIATES LIMITED PARTNERSHIP

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
             (a) []
             (b) []

3            SEC USE ONLY

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Wyoming

NUMBER       5     SOLE VOTING POWER           0
OF SHARES

BENEFICIALLY 6     SHARED VOTING POWER         0
OWNED
BY

EACH         7     SOLE DISPOSITIVE POWER      0
REPORTING

PERSON WITH  8     SHARED DISPOSITIVE POWER    0


9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                     0

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                    []

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     0%

12           TYPE OF REPORTING PERSON*
                                   PN









             *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 317492106                                Page 6 of 8 Pages

Item 1  (a)  Name of Issuer

             FINANCIAL FEDERAL CORPORATION


        (b)  Address of Issuer's Principal Executive Offices

             733 Third Avenue, 7th Floor, New York, NY 10017


Item 2  (a)  Name of Person Filing     (b)  Address of Principal Business
                                            Office or, if none, Residence:

             Clarence Y. Palitz, Jr.        25 Rutherford Road/P. O. Box I
                                            Allamuchy, NJ  07820


             CYP, INC.                      25 Rutherford Road/P. O. Box I
                                            Allamuchy, NJ  07820


             CYP TWO, INC.                  25 Rutherford Road/P. O. Box I
                                            Allamuchy, NJ  07820


             C.M.S. Family Associates       25 Rutherford Road/P. O. Box I
             Limited Partnership            Allamuchy, NJ  07820


        (c)  Citizenship:

             See Item 4 of Pages 2, 3, 4 and 5


        (d)  Title of Class of Securities

             Common Stock


        (e)  CUSIP Number:

             317492106


Item 3  If this  statement is filed pursuant to Rule 13d-
        1(c), check this box.   [X]

CUSIP No. 317492106                                  Page 7 of 8 Pages


Item 4  Ownership

        (a)  Amount Beneficially Owned

             See Item 9 of Pages 2, 3, 4 and 5


        (b)  Percent of Class

             See Item 11 of pages 2, 3, 4 and 5


        (c)  Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: See Item 5 of pages 2, 3, 4 and 5


            (ii) shared power to vote or to direct the vote: See Item 6 of pages 2, 3, 4 and 5


            (iii) sole power to dispose or to direct the disposition of:
                  See Item 7 of pages 2, 3, 4 and 5


            (iv)  shared power to dispose or to direct the disposition of:
                  See Item 8 of pages 2, 3, 4 and 5


Item 5  Ownership of Five Percent or Less of a Class.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6 Ownership of More than Five Percent on Behalf of Another Person Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not Applicable


Item 8  Identification and Classification of Members of the Group
          Not Applicable

CUSIP No. 317492106                                  Page 8 of 8 Pages

Item 9  Notice of Dissolution of Group
          Not Applicable


Item 10 Certification
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 _____________________________________________________________________

                                SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            5/11/99
                                            [Date]

                                            /s/ Clarence Y. Palitz, Jr.
                                            [Signature]

                                            Clarence Y. Palitz, Jr.
                                            [Name, Title]

The undersigned hereby agree that for the Schedule 13G said schedule may be filed on our behalf and included in the one filing of Schedule 13G, pursuant to Rule 13d-1(k)(1).

                             C.M.S. Family Associates Limited Partership


                             By:   /s/ Clarence Y. Palitz, Jr.
                                   CYP, Inc., Managing General Partner
                                   Clarence Y. Palitz, Jr., President


                             CYP, Inc.


                             By:   /s/ Clarence Y. Palitz, Jr.
                                   Clarence Y. Palitz, Jr., President


                             CYP TWO, Inc.


                             By:   /s/ Clarence Y. Palitz, Jr.
                                   Clarence Y. Palitz, Jr., President


                             By:   /s/ Clarence Y. Palitz, Jr.
                                   Clarence Y. Palitz, Jr.